Exhibit 1.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of December 12, 2024, by and between China Pharma Holdings, Inc. (CPHI) a Nevada corporation (the “Company”), and [__________] (the “Purchaser”). The Purchaser and the Company, each a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company and the Purchaser desire to enter into this transaction to purchase the securities outlined herein under an effective shelf registration statement on Form S-3 (Registration Number 333-276481) (the “Registration Statement”), which has at least US$600,000 in unallocated securities registered thereunder. This Registration Statement has been declared effective in accordance with the Securities Act of 1933, as amended (the “1933 Act”), by the United States Securities and Exchange Commission (the “SEC”).

WHEREAS, The Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and, as applicable, with an aggregate purchase amount of up to US$600,000.

WHEREAS, the Purchaser may acquire Common Stock through one or more Closings by submitting one or more Purchase Notices (each, a “Purchase Notice”) based on the At-the-Market Price, which shall be confirmed on the day prior to the designated Closing Date and subject to repricing adjustments as outlined in this Agreement;

WHEREAS, the Common Stock issued under this Agreement will be registered for resale by the Purchaser under the Company’s effective shelf registration statement filed with the United States Securities and Exchange Commission (the “Shelf Registration Statement”);

WHEREAS, each purchase of Common Stock will be limited to up to 4.99% of the outstanding Common Stock, with any balance exceeding such percentage acquired in a manor to be mutually agreed upon by the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“At The Market Value” shall mean the lower of (i) the previous day’s closing price or (ii) the five (5) day average closing price as reported by Bloomberg or on the NYSE American Market’s website and in accordance with NYSE Rule Section 312.03(c).

“Base Prospectus” refers to the prospectus, dated February 6, 2024, contained within the Registration Statement as filed with the U.S. Securities and Exchange Commission.

“Beneficial Ownership Limitation” means a limitation, not exceeding 4.99%, on the beneficial ownership of outstanding shares of Common Stock by the Purchaser immediately following a Closing. Any shares in excess of this limit will be acquired in a manor to be mutually agreed upon by the Parties in writing and shall be incorporated by reference as an amendment to the this agreement.

“Blanket Issuance Authorization” is an authorization granted by the Company’s board of directors permitting the issuance of shares up to the total number of Commitment Shares as outlined in this Agreement.

“Blanket Legal Opinion” is a legal opinion provided by the Company’s counsel confirming the eligibility of the Share Issuances under the effective Registration Statement and applicable laws.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

“Closing” means the completion of each purchase and sale of Common Stock pursuant to a Purchase Notice as described in Section 2.1.

“Closing Date” refers to the date(s) by which the Purchaser’s payment obligation must be fulfilled, provided that the following conditions have been met: (i) execution of all Transaction Documents, (ii) the Purchaser’s submission of Exhibit A, the “Purchase Notice,” and (iii) the Company’s delivery of shares in accordance with the instructions provided on the preceding day.

“Commitment Amount” is the total dollar amount of the Company’s Common Stock that the Purchaser commits to purchase under the terms of this Agreement.

“Commitment Period” is the period beginning on the Effective Date of this Agreement and ending on the earlier of (i) the date on which the Purchaser has purchased Common Stock equal to the Maximum Commitment Amount, (ii) the date on which the Registration Statement is no longer effective, or (iii) December 31, 2024, unless extended or terminated earlier in accordance with the terms of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and any class of securities into which such securities may hereafter be reclassified or changed.

“Daily Penalty” has the meaning set forth in Section 2.3.5(a).

“Delivery Failure” refers to the failure of the Company to deliver the Purchased Shares through DWAC within the specified time frame following the receipt of a valid Purchase Notice from the Purchaser.

“DWAC” (Deposit/Withdrawal at Custodian) means the electronic transfer system used to deposit and withdraw securities at The Depository Trust Company in accordance with the Company’s Transfer Agent instructions.

“Effective Date” is the date on which this Agreement is executed by both parties.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Irrevocable Transfer Agent Instruction” or “ITAI” refers to documented instructions that allow the Purchaser to direct the issuance and transfer of the Common Stock referenced in this Agreement, held in the Share Reservation.

“Medallion Signature Waiver” is a waiver that negates the need for a Medallion Signature guarantee for the Purchaser when transferring shares, accompanied by an indemnity provision favoring the Transfer Agent against any related claims.

“Most Favored Nations Clause” refers to the provisions granting the Purchaser certain rights in the event the Company grants more favorable terms to another party, as set forth in Section 4.2.1 of this Agreement.

“Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

“Purchase Amount” means the total amount specified by the Purchaser in each Purchase Notice, based on the At-the-Market Price.

“Purchase Notice” refers to a formal notification by the Purchaser to the Company specifying the number of shares to be purchased under the terms set forth in Exhibit A of this Agreement, within the limitations of the Commitment Amount.

“RegSHO Short Sale” is the condition under which the Purchaser is deemed to sell shares it does not yet own or has borrowed, complying with the regulations under Regulation SHO, including marking requirements and applicable restrictions.

“Reliance Letter” is a directive for the Transfer Agent to rely on an external legal opinion regarding the validity of share issuances under this Agreement if deemed necessary by both parties.

“SEC Required Filings” are the mandatory filings that the Company must submit to the SEC, including but not limited to Forms 10-K, 10-Q, 8-K, and any other necessary documents.

“Share Reservation” is the obligation for the Company to reserve shares equivalent to the Commitment Amount within five (5) business days of signing this Agreement, confirmed by a receipt from the Transfer Agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Total Outstanding Shares” refers to the total number of issued shares of the Company’s Common Stock as verified by the Transfer Agent at the time of each issuance under this Agreement.

“Trading Day” means any day on which the principal Trading Market is open for trading.

“Trading Market” means any of the markets or exchanges on which the Common Stock is listed or quoted, including the NYSE American, or any other successor marketplace.

“Transaction Documents” means this Agreement, the Purchase Notice, the Share Reservation Instructions, the ITAI, the Blanket Opinion Letter, the Blanket Issuance Authorization, and the Medallion Signature Waiver.

“Transfer Agent” means Equiniti Trust Company.

“Total Outstanding Shares” means the total number of issued and outstanding shares of the Company’s Common Stock as verified by the Transfer Agent at the time of Closing pursuant to this Agreement.

ARTICLE II

CLOSING AND SETTLEMENT

2.1. PURCHASE AND SALE

2.1.1.	Timing of Delivery and Payment

The Closing of each transaction is initiated by a Purchase Notice and shall occur on the following business day after the confirmed delivery of the Purchased Shares, marking the due date for the Purchase Price to be paid to the Company by wire transfer, subject to any applicable price adjustments.

2.1.2.	Delivery of Shares

The Company is required to deliver the Shares according to the DWAC (Deposit/Withdrawal at Custodian) instructions specified in the Purchase Notice. Delivery shall be deemed complete when the Shares are successfully transferred to the Purchaser’s account per these instructions.

2.1.3.	Payment of Purchase Price

The Purchaser is required to pay the Purchase Price by Wire Transfer on or before the Closing.

2.1.4.	Purchase Price Floor

Notwithstanding anything to the contrary in this Agreement, the Purchaser and the Company agree that no shares of the Company’s Common Stock shall be sold or purchased under this Agreement at a price per share below $0.15 (the “Purchase Price Floor”), unless mutually agreed in writing by both parties.

2.1.5.	Purchase Price Adjustments

If the Company’s delivery of Common Stock, as per the Purchase Notice, is not confirmed by 1 pm ET on the Trading Day it was submitted, the Purchaser has the right to adjust the purchase price listed in Exhibit A to match the current At-the-Market price on the date of delivery. This adjustment is permitted only if the market price on the delivery day is lower than the previously established price. The updated Exhibit A reflecting this adjustment must be submitted along with the Wire Transfer Receipt.

2.1.6.	Delivery Failure

A Delivery Failure occurs if the Company does not deliver the Shares on the required date as specified in the Purchase Notice. In the event of a Delivery Failure, the Purchaser shall be entitled to the following remedies:

a)	Daily Penalty for Delay: A 4% daily penalty, calculated based on the Notional Value of the undelivered Shares, shall accrue until the delivery obligation is fulfilled.

b)	Extended Delivery Failure: If a Delivery Failure extends beyond two (2) trading days, the Purchaser shall be entitled to additional compensation for any damages or trading losses directly resulting from complications in trade settlement. The Purchaser may submit substantiated documentation, including but not limited to records of broken trades, trade confirmations, and any other complications arising from the delay, along with a detailed accounting of fees and losses incurred due to the extended Delivery Failure.

2.2. CONDITIONS TO PURCHASER’S CLOSING OBLIGATIONS

The Purchaser’s obligation to purchase the Shares is subject to the fulfillment of each of the following conditions at or prior to each Closing:

a)	Effectiveness of Registration Statement: The Registration Statement must be effective and must remain effective for the issuance of Shares as of each Closing Date, as well as the Company remaining in good standing with all timely filings required by the SEC.

b)	Accuracy of Representations and Warranties: All representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of each Closing Date.

c)	Performance of Covenants: The Company shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement in all material respects.

d)	Executed Transaction Documents: The Purchaser shall have executed and delivered all required Transaction Documents and submitted a completed Exhibit A “Purchase Notice.”

2.3. CONDITIONS TO COMPANY’S CLOSING OBLIGATIONS

The Company’s obligation to issue and sell the Shares is subject to the fulfillment of each of the following conditions at or prior to each Closing:

a)	Delivery of Purchase Price: The Purchaser shall have delivered the Purchase Price in accordance with the instructions provided by the Company.

b)	Accuracy of Representations and Warranties: All representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of each Closing Date.

c)	Performance of Covenants: The Purchaser shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement in all material respects.

d)	Submission of Purchase Notice: The Purchaser shall have submitted a completed Exhibit A “Purchase Notice” containing the total number of shares being acquired and the final terms based on the At-the-Market purchase price.

ARTICLE III

COVENANTS AND REPRESENTATIONS

3.1. COMPANY COVENANTS AND REPRESENTATIONS

The Company makes the following covenants and representations to the Purchaser, acknowledging that the Purchaser is relying on these covenants and representations as a material inducement to enter into this Agreement:

3.1.1.	Corporate Status and Authorization

The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder, and consummate the transactions contemplated by this Agreement.

3.1.2.	Valid Issuance

The Shares to be issued under this Agreement will be, when issued and delivered against payment in full as provided in this Agreement, duly authorized, validly issued, fully paid, non-assessable, and free from all liens and encumbrances.

3.1.3.	No Conflict

The execution, delivery, and performance of this Agreement by the Company, including the issuance of the Shares, will not result in (i) a violation of the Company’s Certificate of Incorporation or Bylaws, (ii) a breach of any agreement to which the Company is a party, or (iii) a violation of any law or governmental order applicable to the Company.

3.1.4.	SEC Compliance

The Company is in compliance with all periodic reporting requirements of the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has filed all reports required to be filed under the Exchange Act and has not received any notification from the SEC or any other regulatory authority indicating any deficiency in compliance with applicable regulations.

3.1.5.	No Material Non-Public Information

The Company represents that it has reviewed and understands the Purchaser’s “Chinese Wall Policy” and has not, and will not, disclose any Material Non-Public Information (MNPI) that could impact the Purchaser’s ability to trade the Company’s stock. The Company shall promptly notify the Purchaser if it becomes aware of any inadvertent disclosure of MNPI and take all necessary actions to remediate the disclosure.

3.1.6.	Reservation of Shares

The Company shall at all times maintain a reserve from its duly authorized shares of Common Stock sufficient to enable the full issuance of the Commitment Amount under this Agreement.

3.1.7.	Right to Return Shares

Notwithstanding any other provision of this Agreement, the Purchaser shall have the right, at its sole discretion, to return to the Company any or all Shares issued under this Agreement within 1 Business Day following the initial receipt of such Shares and prior to Closing (the “Return Period”) if, based on price discovery or market conditions, the Purchaser determines that the issuance of such Shares is unfavorable.

a.	Notice of Return:

The Purchaser shall provide written notice to the Company during the Return Period, specifying the number of Shares to be returned (the “Returned Shares”) and the basis for the return.

b.	Effect of Return:

Upon the Company’s receipt of the Returned Shares, the Company shall promptly cancel such Shares on its books and records.

The Purchaser shall be entitled to a credit or refund of the corresponding Exercise Price or consideration paid for the Returned Shares, which shall be applied toward any future purchase obligations or refunded to the Purchaser within [5] Business Days of the return.

c.	Condition of Shares:

The Returned Shares must be free of any encumbrances, liens, or third-party claims arising from the Purchaser’s actions, except as set forth in this Agreement.

d.	Limitations:

This clause shall not affect the Purchaser’s rights or obligations under this Agreement with respect to Shares that are not returned within the Return Period.

3.1.8.	Compliance with Laws

The Company shall comply with all applicable federal, state, and local laws and regulations, including securities laws, and shall maintain all licenses and permits necessary to conduct its business.

3.1.9.	No Violation of Others’ Rights

The Company’s execution and performance of this Agreement will not conflict with or violate any rights of any third party, including creditors and shareholders of the Company, or result in the creation of any lien or encumbrance on any assets or properties of the Company.

3.2. PURCHASER COVENANTS AND REPRESENTATIONS

The Purchaser makes the following covenants and representations to the Company, acknowledging that the Company is relying on these covenants and representations as a material inducement to enter into this Agreement:

3.2.1.	Accredited Investor Status

The Purchaser represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

3.2.2.	Investment Intent

The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

3.2.3.	Authority and Authorization

The Purchaser has all necessary power and authority to enter into this Agreement, perform its obligations hereunder, and consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

3.2.4.	No Conflicts

The execution, delivery, and performance of this Agreement by the Purchaser do not (i) conflict with any governing documents of the Purchaser, (ii) breach any contract or agreement to which the Purchaser is a party, or (iii) violate any applicable law or governmental regulation.

3.2.5.	Compliance with Securities Laws

The Purchaser shall comply with all applicable securities laws in connection with the purchase of Shares under this Agreement. The Purchaser represents that it understands the securities laws applicable to the purchase, holding, and disposition of the Shares.

3.2.6.	No Material Non-Public Information

The Purchaser acknowledges that it is not receiving any Material Non-Public Information (MNPI) from the Company or any representative of the Company and agrees not to solicit MNPI from the Company or its representatives.

3.2.7.	Access to Information

The Purchaser has had access to the Company’s filings with the SEC and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Offering, (ii) access to information about the Company sufficient to enable it to evaluate its investment, and (iii) the opportunity to obtain such additional information as it has deemed necessary to make an informed investment decision.

3.2.8.	No General Solicitation

The Purchaser represents that it was not solicited by any form of general solicitation or general advertising in connection with its purchase of the Shares, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio, or the internet.

ARTICLE IV

RIGHTS AND ENTITLEMENTS

4.1. COMPANY RIGHTS AND ENTITLEMENTS

The Company shall have the following rights and entitlements under this Agreement:

4.1.1.	Right to Refuse Non-Compliance

The Company reserves the right to refuse any Purchase Notice or other instructions from the Purchaser if it determines, in good faith, that such notice or instruction does not comply with the terms of this Agreement or applicable securities laws. The Company shall notify the Purchaser in writing of the basis for any such refusal within one business day of receipt of the Purchase Notice.

4.1.2.	Right to Monitor Purchaser Compliance

The Company retains the right to verify the Purchaser’s compliance with applicable securities laws, including, but not limited to, determining the Purchaser’s adherence to accreditation standards. The Company shall conduct any such verification in a commercially reasonable manner and without undue interference with the Purchaser’s operations.

4.1.3.	Right to Withdraw Registration Statement

The Company reserves the right to withdraw or suspend the Registration Statement at any time due to changes in applicable securities laws, regulatory orders, or significant corporate events, provided that it notifies the Purchaser promptly and takes all reasonable actions to minimize any adverse effects on the Purchaser.

4.1.4.	Right to Enforce Covenants

The Company has the right to enforce all covenants and obligations agreed upon by the Purchaser, including, but not limited to, representations regarding compliance with securities laws, confidentiality, and adherence to the terms set forth in this Agreement.

4.1.5.	Right to Cancel

In the event that the Purchaser fails to complete payment by the next business day following confirmation of share delivery, the Company reserves the right to cancel the applicable Purchase Notice. Upon exercising this Right to Cancel, the Purchaser is required to Reverse DWAC the Purchased Shares to the Company’s Transfer Agent.

4.2. PURCHASER RIGHTS AND ENTITLEMENTS

The Purchaser shall have the following rights and entitlements under this Agreement:

4.2.1.	Most Favored Nations (MFN) Rights

For thirty (30) days following the Effective Date of this Agreement, should the Company enter into any financing, transaction, settlement, or similar agreement with more favorable terms than those provided to the Purchaser hereunder, such favorable terms shall be retroactively applied to all closed tranches and any future tranches within the Agreement.

a)	MFN Trigger and Trigger Date: The MFN Rights are triggered if the Company enters into any transaction, settlement, or exchange with terms that would have provided a more favorable economic outcome when adopting such terms in past Closings. The MFN Trigger Date is the date of such transaction.

b)	MFN Adjustments: Any adjustment shall apply to past and, if applicable, future transactions as if the more favorable terms had been in effect prior to each closing. Adjustments may include but are not limited to, At-The-Market price discounts, the inclusion of warrants, or anti-dilution/true-up provisions.

c)	Adjustment Mechanism: The difference in value from the MFN adjustments shall be issued to the Purchaser as a Convertible Note (the “Adjustment Note”). The Adjustment Note shall be calculated based on the notional value at each closing and shall include any applicable Default Interest or Penalties.

4.2.2.	Adjustment Note

Upon triggering the MFN clause, the Adjustment Note will be issued to the Purchaser under the following conditions:

a)	Adjustment Note Value Calculation: The value of the Adjustment Note shall be determined by calculating the difference in the economic value of any prior closings by including the more favorable terms in any and all prior closings, plus if applicable, any accrued interest and penalties from the MFN Trigger Date until the time the Company has cured the defaults under the Adjustment Note.

b)	Initial Terms: The Adjustment Note shall initially be non-interest-bearing and convertible at the At-The-Market price. If the current S3 registration lacks the capacity to register the Note, the Company must file an S-1 Registration Statement within twenty (20) days of the MFN trigger date.

c)	Failure to Register or File within Twenty (20) Business Days: If the Company fails to file an S-1 Registration Statement within twenty (20) days of the MFN Trigger Date, the Adjustment Note will accrue interest retroactively at an 8% per annum rate from the Trigger Date. Additionally, it will become convertible at a 15% discount to the prevailing market price.

d)	Failure to Register within Sixty (60) Business Days: Should the Company fail to register the underlying Common Stock of the Adjustment Note within sixty (60) Business Days of the MFN Trigger, a Failure to Register penalty equal to 8% of the Adjustment Note’s Current Value shall be added to the principal each week until the Adjustment Note is registered or fully converted into Common Stock by the Purchaser.

e)	Confession of Judgment: The Adjustment Note shall include a Confession of Judgment, permitting the Purchaser to seek a legal validation of any accrued fees, damages, or legal costs associated with enforcing the Purchaser’s rights, if necessary.

f)	Inclusion in Irrevocable Transfer Agent Instruction (ITAI): The Adjustment Note will be included within the ITAI, enabling the Purchaser to direct the Transfer Agent to reserve shares equivalent to the Adjustment Note balance, convert shares at its discretion, and if unregistered, instruct the Transfer Agent to remove any restrictive legend per the Reliance Letter and accompanying legal opinion on exemption from registration requirements.

4.2.3.	Notification Requirement

The Company shall notify the Purchaser in writing within three (3) Business Days of any Triggering Event that may impact the economic value or rights of prior closings, including any new securities issuance, transaction, or material event that affects the terms of this Agreement.

4.2.4.	Notification Penalty

In the event the Company fails to notify the Purchaser of a Triggering Event, a 10% Default Penalty shall be applied to the Adjustment Note’s Value.

4.2.5.	Audit Right

The Purchaser shall have the right to audit the Company’s compliance with the Most Favored Nations (MFN) Clause. The Purchaser may request, and the Company shall promptly provide all relevant documents and records necessary to verify compliance with the MFN terms.

ARTICLE V

MISCELLANEOUS

5.1. ARBITRATION

Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be resolved through binding arbitration. The arbitration shall be conducted in Florida in accordance with the rules of the American Arbitration Association (AAA) or JAMS then in effect. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

5.2. LIMITATION OF LIABILITY

Each party’s aggregate liability to the other party arising out of or relating to this Agreement, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, shall be limited to the total dollar amount of the Commitment Amount specified in Section 1.11 of this Agreement. In no event shall either party be liable to the other for any indirect, incidental, consequential, special, or punitive damages, including lost profits or business opportunities, even if advised of the possibility of such damages.

5.3. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law principles. Both parties agree to submit to the exclusive jurisdiction of the state and federal courts located within the State of Florida for the purposes of enforcing any arbitration award under this Agreement or for any other actions not subject to arbitration.

5.4. ENTIRE AGREEMENT

This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements, and understandings, whether written or oral. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties.

5.5. SEVERABILITY

If any provision or portion of this Agreement is found to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable, such provision in any other jurisdiction. The remaining provisions of this Agreement shall remain in full force and effect, and the invalid or unenforceable provision shall be amended or replaced by a valid, enforceable provision that most closely achieves the parties’ original intent.

5.6. WAIVER

No waiver by either party of any breach or non-fulfillment of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach or non-fulfillment, and no waiver shall be effective unless it is in writing and signed by the waiving party.

5.7. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered via electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.8. FORCE MAJEURE

Neither party shall be liable for any delay or failure to perform its obligations under this Agreement (except for payment obligations) if such delay or failure is due to events beyond the reasonable control of the affected party, including acts of God, fire, flood, war, terrorism, government action, labor disputes, or other similar events.

5.9. NOTICES

All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by email or facsimile if sent during regular business hours of the recipient, or (iii) one (1) business day after deposit with a reputable overnight courier, specifying next-day delivery, with written verification of receipt. Notices shall be sent to the respective parties at the addresses set forth below or to such other address as may be designated by a party in writing.

5.10. HEADINGS

The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

5.11. COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

China Pharma Holdings, Inc.

By:
Name:	Zhilin Li
Title:	CEO & Chairman

Purchaser:

[__________]

By:
Name:	[__________]
Title:	[__________]

Exhibits:

Exhibit A – Purchase Notice

Exhibit B – Issuance Authorization

Exhibit C - Irrevocable Transfer Agent Instruction Letter & Medallion Signature Waiver

Exhibit D - Legal Opinion Letter